SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report	September 17, 2003
(Date of earliest event reported)	September 16, 2003

Kankakee Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13676	36-3846489
(Commission File Number)	(I.R.S. Employer Identification Number)

310 South Schuyler Avenue, Kankakee, Illinois	60901
(Address of principal executive offices)	(Zip Code)

(815) 937-4440
(Registrant’s telephone number, including area code)

Item 5.	Other Information and Regulation FD Disclosure

On September 16, 2003, Kankakee Bancorp, Inc. (“Kankakee”) announced that its stockholders have voted to approve the merger agreement between Kankakee and Aviston Financial Corporation (“Aviston”), and the merger of Aviston with and into Kankakee. Kankakee’s stockholders approved the merger agreement and the merger at a special meeting of stockholders held on September 15, with 84.0% of the Kankakee shares voting. The results of the vote were as follows: 767,830 shares in favor and 12,937 shares against, with 3,011 shares abstaining. Avistons’s stockholders approved the merger agreement and the merger at a special meeting held on Thursday, September 11, 2003, with 78.5% of the Aviston shares voting. The results of that vote were as follows: 379,726 shares in favor and 0 shares against.

In addition, Kankakee announced that its stockholders voted at the special meeting to adopt three amendments to Kankakee’s Certificate of Incorporation. One amendment will change Kankakee’s name to “Centrue Financial Corporation.” 83.9% of Kankakee’s shares voted with respect to this amendment, with 750,069 shares voted in favor, 27,301 shares voted against, and 5,408 shares abstaining. The second amendment will increase the number of authorized shares of common stock of Kankakee from 3.5 million to 5.5 million. 84.0% of Kankakee’s shares voted with respect to this amendment, with 756,927 shares voted in favor, 24,775 shares voted against, and 2,076 shares abstaining. The third amendment will change the manner in which the Certificate of Incorporation can be amended in approval. 84.0% of Kankakee’s shares voted with respect to this amendment, with 760,930 shares voted in favor, 14,595 shares voted against, and 8,253 shares abstaining.

A copy of a News Release, dated September 16, 2003, issued by Kankakee relating to these matters is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

99.1 News Release dated September 16, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANKAKEE BANCORP, INC.

By:	/s/ James M. Lindstrom
James M. Lindstrom Chief Financial Officer

Dated: September 17, 2003

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